Exhibit 99.1

Vail Resorts News Release

For immediate Release

Vail Resorts Contacts:

Media Relations:  Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS ANNOUNCES A CONTRACT TO SELL THE VAIL MARRIOTT MOUNTAIN RESORT & SPA

Sale price of $62 million

Vail Resorts retains 15-year management contract

VAIL, Colo. – May 16, 2005 – Vail Resorts, Inc. (NYSE: MTN) announced today that one of its subsidiary companies has entered into a contract to sell the Vail Marriott Mountain Resort & Spa for $62.0 million to DiamondRock Hospitality Limited Partnership ("DiamondRock"). The transaction price indicates a total value for the hotel of approximately $180,000 per key. The sale price is subject to adjustment based on certain provisions of the agreement. The transaction is anticipated to close in June 2005, subject to certain closing conditions. After the transaction is completed, the hotel will retain its current name and will remain branded as a full-service Marriott resort. Vail Resorts, through its Vail Resorts Lodging Company subsidiary, will continue to manage the resort for 15 years through 2020 under a management contract with DiamondRock, that is co-terminus with a Marriott franchise agreement for the hotel.

The Company purchased the 345-room hotel in December 2001. Included in the original purchase were the hotel and two adjacent parcels of developable land.  The land parcels, which have been earmarked for important real estate development projects by the Company, are not included as part of the hotel's sale.

Adam Aron, Vail Resorts chairman and chief executive officer, commented, “With this price tag, Vail Resorts is thrilled with this sale of the Vail Marriott. We will retain management of the hotel for at least 15 years, at the same time being able to implement our strategy of capitalizing on current robust hotel market valuations. Indeed, the price we will receive for the foregone cash flow streams resulting from the hotel's sale represents a significant premium of more than 50 percent above the cash flow stream multiples at which the resort business of Vail Resorts has traditionally been valued.”

Aron added, “In looking at our investment in the Vail Marriott, we have been able to create for Vail visitors a greatly improved hotel facility through an impressive and expansive renovation, capitalize on two attractive and lucrative potential real estate development opportunities on land acquired with the hotel, retain management of the hotel for the extended future, and receive a handsome price on its sale. This has to be considered a very successful effort."

Aron continued, “Vail Resorts has great respect for the success of Marriott-branded hotel properties, and we greatly look forward to continuing to manage the hotel as a Marriott franchisee. At the same time, we equally look forward to working hand in hand with the principals of DiamondRock, individuals for whom we have the highest respect.”

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development, construction, and retail leasing and management subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including the possibility that the Vail Marriott sale will not happen, or will happen on financial terms other than as described above; failure to commence or complete the planned real estate development projects and/or achieve the anticipated short and long-term financial benefits from the development; and adverse changes in the real estate market.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  Investors are also directed to other risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2004 and other documents filed by the Company with the Securities and Exchange Commission.

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